Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com November 9, 2020

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Duck Creek Technologies, Inc. 22 Boston Wharf Road, Floor 10 Boston, MA 02210

RE:	Duck Creek Technologies, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to Duck Creek Technologies, Inc., a Delaware corporation (the “Company”), in connection with the public offering by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 9,200,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (including up to 1,200,000 shares of Common Stock subject to an option granted to the underwriters to purchase additional shares) (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-1 of the Company relating to the Shares filed on November 9, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the information deemed to be a part of the registration statement pursuant to Rule 430A of the Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement being hereinafter referred to as the “Registration Statement”);

Duck Creek Technologies, Inc.

November 9, 2020

(b)    the prospectus, dated November 9, 2020 (the “Prospectus”), which forms a part of and is included in the Registration Statement;

(c)    the form of the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the several Underwriters named therein (the “Underwriters”) and the Selling Stockholders, relating to the sale by the Selling Stockholders to the Underwriters of the Shares, filed as Exhibit 1.1 to the Registration Statement;

(d)    an executed copy of a certificate of Christopher Stone, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(a)    a copy of the Company’s Certificate of Incorporation, in effect as of as August 7, 2020, as certified pursuant to the Secretary’s Certificate;

(b)    a copy of the Company’s Amended and Restated Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware as of as of November 9, 2020, and in effect as of August 18, 2020, November 8, 2020 and the date hereof, and as certified pursuant to the Secretary’s Certificate;

(c)    a copy of the Company’s Bylaws, in effect as of August 7, 2020, as certified pursuant to the Secretary’s Certificate;

(d)    a copy of the Company’s Amended and Restated Bylaws, in effect as of August 18, 2020, and November 8, 2020 and the date hereof, as certified pursuant to the Secretary’s Certificate;

(e)    copies of certain resolutions of the Board of Directors of the Company, adopted on August 7, 2020 and August 18, 2020, relating to the initial issuance of the Shares, and November 8, 2020, relating to the sale of Shares by the Selling Stockholders, and certain resolutions of the Audit Committee thereof, adopted on November 8, 2020, related to the sale of the Shares by the Selling Stockholders, each certified pursuant to the Secretary’s Certificate;

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

Duck Creek Technologies, Inc.

November 9, 2020

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Shares set forth in the underwriting agreement, dated as of August 13, 2020, among the Company, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the several underwriters named therein and the applicable board resolutions and (ii) the issuance of the Shares has been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials, including the factual representations and warranties set forth in the Underwriting Agreement. In addition, we have assumed that the issuance of the Shares will not violate or conflict with any agreement or instrument binding on the Company except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended August 31, 2020.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJZ